EXHIBIT 10.25

ALTICE USA 2017 LONG TERM INCENTIVE PLAN
FORM OF NONQUALIFIED STOCK OPTION AWARD AGREEMENT (PERFORMANCE-BASED VESTING)
THIS OPTION AGREEMENT (the “Agreement”) is made effective as of _____________ (the “Date of Grant”) between Altice USA, Inc., a Delaware corporation (the “Company”), and _________________ (the “Participant”).
This Agreement sets forth the general terms and conditions of Options with performance-based vesting metrics. By accepting the Options, the Participant agrees to the terms and conditions set forth in this Agreement and the Altice USA 2017 Long Term Incentive Plan (the “Plan”).
Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
1.Grant of the Award. Subject to the provisions of this Agreement and the Plan, the Company hereby grants to the Participant the right and option (the “Options”) to purchase ________________ shares of Class A Common Stock of the Company (a “Share”) at an exercise price per Share of $____________ and a “Vest Base Date” of ________.
2.Status of the Options. The Options shall be nonqualified stock options.
3.Vesting Schedule. The Participant’s Option is subject to both the time-based and performance-based vesting requirements provided below, subject to earlier termination in accordance with the Plan or this Agreement (including, without limitation, Section 16).
(a)Time-Based Vesting.    Subject to Section 3(b) below, your Option will vest and become exercisable as follows, unless previously vested or cancelled in accordance with the provisions of the Plan or this Agreement:

Vesting Date	Percent of Options Vesting

(b)Performance-Based Vesting.    Notwithstanding the vesting schedule set forth in Section 3(a), the vesting of the Option is contingent upon the achievement by the Company of the performance goal set forth in this Section 3(b) (the “Performance Goal”) as of the end of the period for which the goal is measured (the “Performance Period”).
If the Company achieves the Performance Goal as of the end of the Performance Period, the Option shall be eligible to vest and become exercisable in accordance with the time-based vesting schedule provided above in Section 3(a). In the event that the Company does not achieve the Performance Goal as of the end of Performance Period, the Option will terminate in full and will no longer be eligible to vest in accordance with Section 3(a).
The Performance Goal applicable to the Option shall be as follows:

Performance Period	Performance Goal

4.Term. The Options shall expire and no longer be exercisable ten (10) years from the Date of Grant, subject to earlier termination in accordance with the Plan or this Agreement.
5.Termination of Service Generally. (a) In the event that the Participant’s employment or other service with the Company or its Affiliates terminates for any reason other than death or Disability, the Options shall cease to vest, any unvested Options shall immediately be cancelled without consideration and the Participant shall have no further right or interest therein, subject to Section 5(b). Any vested Options shall continue to be exercisable for a period of thirty (30) days following the date of such termination (but in no event later than the expiration of the term of such Options as set forth herein). To the extent that any vested Options are not exercised within such period following termination of employment or other service, such Options shall immediately be cancelled without consideration and the Participant shall have no further right or interest therein. Notwithstanding the foregoing, upon the Participant’s termination for Cause, all Options, whether vested or unvested, shall immediately be cancelled upon termination.
(b) In the event that the Participant’s employment or other service with the Company or its Affiliates terminates for any reason other than death or Disability on a date (the “Termination Date” on or after a Vesting Date (as set forth in Section 3(a)) but prior to a determination as to whether the Performance Goal has been achieved, the Option shall remain eligible to vest with respect to the portion of the Option that was eligible to vest on the Vesting Date(s) occurring on or before the Termination Date (“Retained Option”), and any portion of the Option that would have been eligible to vest on the Vesting Date(s) occurring after the Termination Date shall immediately be cancelled without consideration and the Participant shall have no further right or interest therein. Immediately following the determination as to whether the Performance Goal has been achieved, any Retained Option shall be (i) terminated in full if the Performance Goal is determined not to have been achieved or (ii) deemed vested and exercisable for a period of thirty (30) days following the date of determination of the Performance Goal if the Performance Goal is determined to have been achieved (but in no event later than the expiration of the term of such Options as set forth herein). To the extent that any vested Retained Options are not exercised within such period, such Options shall immediately be cancelled without consideration and the Participant shall have no further right or interest therein.
6.Death; Disability. If the Participant’s employment or other service with the Company or its Affiliates terminates as a result of the Participant’s death or Disability, (i) if the Participant’s death or Disability occurs prior to certification as to achievement of the Performance Goal, the Performance Goal will be deemed to have been achieved, and (ii) the Participant shall vest in a pro-rated portion of the Options (based on the number of completed months between the Vest Base Date and the date of such termination event divided by the total number of months between the Vest Base Date and the final Vesting Date) less the number of Options that are vested as of the date of such termination. Any vested Options (including those vesting in accordance with the immediately preceding sentence) shall be exercisable for a period of one (1) year following the date of the Participant’s death or Disability (but in no event later than the expiration of the term of such Options as set forth herein).  To the extent that any vested Options are not exercised within such one-year period, such Options shall immediately be cancelled without consideration and the Participant or the Participant’s estate, as applicable, shall have no further right or interest therein.
7.Change of Control. In the event of a Change of Control, all vested and unvested Options shall become fully vested and exercisable. If a Change of Control occurs during the Performance Period, the Performance Goal will be deemed to have been achieved and the Option will become fully vested and exercisable. For the avoidance of doubt, and notwithstanding Section 17(n) of the Plan, only a transaction whereby (A) Altice N.V. and its Affiliates and (B) Patrick Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit (together, the “Drahi

Group”) cease to maintain voting control (directly or indirectly and whether by equity ownership, contract or otherwise) of the Company shall constitute a Change in Control for purposes of this Agreement.
8.Capital Adjustments. In the event of a change in capitalization, Shares covered by these Options will be adjusted in accordance with Section 14 of the Plan.
9.Method of Exercising Options.
(a)Exercise. The Participant will receive information from the service provider retained by the Company as soon as practicable after receipt of the Options with instructions for exercising such Options, but in all events prior to the first Vesting Date. Additional information regarding the Options and the exercise of the Options may be communicated to Option holders from time to time.
(b)Automatic Cashout. To the extent the Participant was precluded, due to legal restrictions or Company policy, from exercising any vested Options in the final period during which such exercise was otherwise permissible (which period may include the scheduled expiration date of the Options), the Participant’s vested in-the-money Options, that is, those Options for which the exercise price per Share is less than the Fair Market Value of a Share, will be exercised automatically, with no action required on the part of a Participant, using a net share settlement or similar procedure immediately before their scheduled expiration date.
(c)Limitation on Exercise. The Options shall not be exercisable unless the offer and sale of Shares pursuant thereto has been registered under the Securities Act of 1933, as amended (the “Act”) and qualified under applicable state “blue sky” laws or the Company has determined that an exemption from registration under the Act and from qualification under such state “blue sky” laws is available.
10.Nontransferability of Options. Unless otherwise determined by the Committee pursuant to the terms of the Plan, the Options may not be transferred, pledged, alienated, assigned or otherwise attorned other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be.
11.[Restrictive Covenants.
(a)Acknowledgement. The Participant hereby acknowledges and agrees that the services rendered by the Participant for the Company are special and unique and that this Option is granted in part in exchange for the Participant’s promises set forth in this Section 11.
(b)Non-Competition. The Participant hereby acknowledges and agrees that due to the Participant’s position with the Company and its Affiliates and the Participant’s knowledge of the Confidential and Proprietary Information (as defined below), the Participant’s employment by or affiliation with certain entities would be detrimental to the Company and its Affiliates. The Participant hereby agrees that the Participant has not and will not during the Participant’s term of service to the Company and its Affiliates and for a period of 12 months, which period shall commence immediately following the termination of the Participant’s service with the Company or its Affiliates for any reason, become employed by, assist, consult to, advise in any manner or have any material interest, directly or indirectly, in any Competitive Entity. A “Competitive Entity” shall mean any multiple system operator and any person, entity or business that competes with any of the Company’s or any of its Affiliate’s cable television, video programming distribution, advertising, voice-over internet protocol, telephone, on-line data, content and wired or wireless data businesses, or mobile phone/data and MVNO business, as well as such other businesses as the Company and its Affiliates engage in as of the date of termination of Participant’s service with the Company or its Affiliates. The Participant’s agreement not to compete shall be limited to the geographic area in which the Participant performed work for the Company or its

Affiliates at any time. Ownership of not more than one percent (1%) of the outstanding stock of any publicly traded company shall not, by itself, constitute a violation of this provision.
As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Company or its Affiliates, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Company’s or its Affiliates’ standing in the community, its or their business reputations, operations or competitive positions, (ii) information and documents that have been designated or treated as confidential, (iii) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company’s or its Affiliates’ businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics, or strategies for third-party negotiations, including , without limitation, planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Company’s or its Affiliates’ (to the extent applicable) employees, guests, agents, compensation (including, without limitation, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Company or its Affiliates, and (iv) any information (personal, proprietary or otherwise) the Participant learned about any officer, director or member of management of the Company or its Affiliates, whether prior, during or subsequent to his or her employment by the Company or its Affiliates.
(c)Non-Solicitation. The Participant hereby agrees that the Participant has not and will not during the Participant’s term of service to the Company and its Affiliates and for a period of 12 months, which period shall commence immediately following the termination of the Participant’s service with the Company or its Affiliates for any reason, solicit, contact or persuade, directly or indirectly (whether for the Participant’s own interest or any other person or entity’s interest) any employee, consultant or vendor of the Company or its Affiliates to leave the employ of the Company or its Affiliates or to cease or reduce working for and/or doing business with the Company.
(d)Enforcement. The Participant acknowledges and agrees that the scope and duration of the restrictions on Participant’s activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates, and that the Participant will be reasonably able to earn a living without violating the terms of this Agreement. The Participant further agrees that the restrictions set forth in this Section 11 are reasonable and necessary to protect the Confidential and Proprietary Information and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Section 11 to be unenforceable or invalid for any reason, the Participant and the Company agree that the covenants shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and/or the maximum geographical area as to which they may be enforceable, and/or to the maximum extent in any and all respects as to which they may be enforceable, all as determined by such court or tribunal. The Participant acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Section 11, the Company and its Affiliates will suffer irreparable injury for which there is no adequate remedy at law. The Company will therefore be entitled to injunctive relief from the courts without the posting of a bond, enjoining the Participant from engaging in activities in breach of this Section 11. In addition, the Company will be entitled to avail itself of all other remedies as may now or hereafter exist in law or equity for breach by the Participant of the covenants contained in this Section 11, and resort to any remedy available shall not preclude the concurrent or subsequent obtaining of other remedies, including monetary damages and/or forfeiture of compensation.]

12.Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any Shares issuable upon exercise of the Options until the Participant becomes a holder of record thereof, and no adjustment shall be made for dividends or distributions or other rights in respect of any Shares for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.
13.No Entitlements.
(a)No Right to Continued Employment or Other Service Relationship. This Agreement does not constitute an employment or service agreement and nothing in the Plan or this Agreement shall modify the terms of the Participant’s employment or other service, including, without limitation, the Participant’s status as an “at will” employee of the Company or its Affiliates, if applicable. None of the Plan, the Agreement, the grant of Options, nor any action taken or omitted to be taken shall be construed (i) to create or confer on the Participant any right to be retained in the employ of or other service to the Company or its Affiliates, (ii) to interfere with or limit in any way the right of the Company or its Affiliates to terminate the Participant’s employment or other service at any time and for any reason or (iii) to give the Participant any right to be reemployed or retained by the Company or its Affiliates following a termination of employment or other service for any reason.
(b)No Right to Future Awards. The Options and all other equity-based Awards under the Plan are discretionary. The Options do not confer on the Participant any right or entitlement to receive another grant of Options or any other equity-based Award at any time in the future or in respect of any future period.
14.Taxes and Withholding. The Participant must satisfy any federal, state, provincial, local or foreign tax withholding requirements applicable with respect to the exercise of the Options. The Company may require or permit the Participant to satisfy such tax withholding obligations through the Company withholding of Shares (up to the maximum statutory tax rate in the relevant jurisdiction) that would otherwise be received by such individual upon the exercise of the Options. The obligations of the Company to deliver the Shares under this Agreement shall be conditioned upon the Participant’s payment of all applicable taxes and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
15.Securities Laws. The Company shall not be required to issue Shares in settlement of or otherwise pursuant to the Options unless and until (i) the Shares have been duly listed upon each stock exchange on which the Shares are then registered; (ii) a registration statement under the Act with respect to such Shares is then effective; and (iii) the issuance of the Shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of the Options. In connection with the grant or vesting of the Options, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
16.Clawback. Any Awards or payments made pursuant to the Plan and any gains realized upon exercise or settlement of an Option shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or any policy adopted by the Company as in effect from time to time, including, without limitation, that to the extent this Award is subject to approval by the General Meeting of the shareholders of Altice N.V., it shall be forfeited in full if not so approved and shall not be exercisable, irrespective of whether it is vested in accordance with Section 3, prior to such approval.
17.[Right of First Refusal Agreement. In consideration of the grant of the Options, the Participant hereby acknowledges and restates the Participant’s commitments under the Right of First Refusal Agreement, previously entered into by the Participant and Altice N.V., a public limited liability company incorporated in the Netherlands, attached hereto as Exhibit A (the “Right of First Refusal Agreement”), with respect to the Shares (as such term is defined in Exhibit A). Participant hereby acknowledges and agrees that the Options and Shares granted herein are subject in all respects to the terms of the Right of First Refusal Agreement, and that Participant shall comply with the Right of First Refusal Agreement with respect to any proposed transfer of the Options or Shares.]
18.Miscellaneous Provisions.
(a)Notices. Any notice necessary under this Agreement shall be addressed to the Company at the headquarters of the Company, Attention: Legal Department, and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications. Any such notice shall be deemed effective upon receipt thereof by the addressee.
(b)Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(d)Incorporation of Plan; Entire Agreement. This Agreement and the Options shall be subject to the Plan, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. The Participant acknowledges receipt of the Plan, and represents that the Participant is familiar with its terms and provisions.
(e)Amendments. Subject to all applicable laws, rules and regulations, the Committee shall have the power to amend this Agreement at any time. Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Participant in accordance with Section 18(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof. In the event changes to applicable federal, state or local tax law effective after the Date of Grant impact the treatment of the Options as intended as of the date hereof, the Plan Administrator may, in its sole discretion and without notice to the Participant, amend this Agreement in any manner that the Plan Administrator deems appropriate, which exercise of discretion shall be final, binding and conclusive on all persons having an interest therein.
(f)Section 409A of the Code. It is the intention and understanding of the parties that the Options granted under this Agreement do not provide for a deferral of compensation subject to Section 409A of the Code. This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Participant of any tax, interest or penalty under Section 409A of the Code or the regulations and guidance promulgated thereunder (“Section 409A”) in respect of any Options. Notwithstanding any other provision of this Agreement or the Plan, if the Committee determines in good faith that any provision of the Plan or this Agreement does not satisfy Section 409A or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Committee may, in its sole discretion and without the consent of the Participant, modify such provision to the extent necessary or desirable to ensure compliance with Section 409A. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 18(f) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Options will not be subject to interest and penalties under Section 409A.
(g)Successor. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company and to any Permitted Transferee pursuant to Section 10.
(h)Choice of Law. Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).
(i)Jurisdiction and Venue. The Participant irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States located in the Southern District and Eastern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waives and agrees not to assert as a defense that the Participant is not subject thereto or that the venue thereof may not be appropriate. The Participant agrees that the mailing of process or other papers in connection with any action or proceeding in any manner permitted by law shall be valid and sufficient service.
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[Signature Page for Option Award Agreement]

ALTICE USA, INC.

By:
Name:
Title:

The undersigned hereby acknowledges having read the Plan and this Agreement, and hereby agrees to be bound by all the provisions set forth in the Plan and this Agreement. Options are not exercisable unless and until the Participant has acknowledged this Agreement and returned such acknowledgement to the Company.

Participant Name (Printed):
Signature:
Date: